Exhibit 99.1

International Headquarters
5221 North O’Connor Blvd.
Suite 500
Irving, Texas 75039	N e w s R e l e a s e
Phone: 972.869.3400
Fax: 972.443.1701

FOR IMMEDIATE RELEASE

Contact:

Jim Taylor, Chief Executive Officer 972-869-3400 jtaylor@thomasgroup.com

Thomas Group Announces Second Quarter 2007 Results

Irving, Texas, July 23, 2007 Thomas Group, Inc. (NasdaqGM: TGIS), a leading operations and process improvement firm, today announced net income of $1.9 million, or $0.17 per diluted share, for the second quarter of 2007 on revenues of $14.0 million, compared to net income of $2.5 million, or $0.23 per diluted share, on revenues of $15.6 million for the second quarter of 2006.  For the first half of 2007, net income was $3.7 million, or $0.33 per diluted share, and includes approximately $0.7 million, or $0.04 per diluted share, for legal and accounting costs related to the review of the Company’s historical stock option practices, incurred primarily in the first quarter. This compares to the first half of 2006 net income of $4.7 million, or $0.43 per diluted share.

“During the first half of 2007 we have invested in our selling and marketing efforts, “ said Jim Taylor, CEO. “We added salespeople with Air Force and private equity contacts and experience, invested in marketing, revamped our website and continued to solidify relationships with our existing clients. We believe these actions have us well positioned for growth and I expect revenue for the second half of 2007 to exceed revenue levels from the first half of this year.”

Second Quarter and First Half 2007 Financial Performance:

•           Revenue:  Revenue for the second quarter of 2007 was $14.0 million, compared to $15.6 million in the second quarter of 2006.  Consulting revenue from US government clients was $12.8 million, or 92% of revenue, in the second quarter of 2007, compared to $14.4 million, or 93% of revenue, in the second quarter of 2006.  Consulting revenue from commercial clients was $1.0 million, or 7% of revenue, in the second quarter of 2007, compared to $1.0 million, or 6% of revenue, in the second quarter of 2006. Reimbursement of expenses was $0.2 million, or 1% of revenue in the second quarter of 2007 and 2006.

Revenue for the first half of 2007 and 2006 was $28.9 million. Consulting revenue from US government clients was $26.1 million, or 91% of revenue, in the first half of 2007, compared to $26.8 million, or 93% of revenue, in the first half of 2006.  Consulting revenue from commercial clients was $2.4 million, or 8% of revenue, in the first half of 2007, compared to $1.8 million, or 6% of revenue, in the first half of 2006. Reimbursement of expenses was $0.4 million, or 1% of revenue in the first half of 2007, compared to $0.3 million, or 1% of revenue, in the first half of 2006.

•           Gross Margins: Gross profit margins for the second quarter of 2007 were 51%, compared to 54% for the second quarter of 2006. Gross profit margins for the first half of 2007 were 50%, compared to 51% for the first half of 2006. The decrease in quarterly and year-to-date gross margins when compared to prior year is attributable to lower utilization rates of the Company’s Resultants in 2007.

•           Selling, General & Administrative (S,G&A): S,G&A costs for the second quarter of 2007 were $4.3 million, compared to $4.4 million in the second quarter of 2006. Increases in the use of outside professional services were offset by savings in executive compensation compared to prior year. S,G&A costs for the first half of 2007 were $9.0 million compared to $7.8 million in the first half of 2006, consisting of a $0.7 million increase for legal and accounting costs related to the review of the Company’s historical stock option practices, $0.4 million in other legal and accounting costs and $0.3 million in other S,G&A expenses, offset by a $0.2 million savings in executive compensation year over year.

•           Cash Flow:  For the first half of 2007, net cash increased $1.6 million, compared to a net increase of $2.5 million for the first half of 2006. For the first half of 2007, net cash provided by operating activities was $4.9 million, compared to $3.2 million for the first half of 2006.  The increase is primarily due to the collection of accounts receivable balances during the first quarter of 2007.  Net cash used for investing activities of $0.8 million for the first half of 2007 consisted primarily of improvements to our training facility located inside the Irving, TX office, compared to $0.2 million for the first half of 2006 for upgrades to computer hardware and software. Cash used for financing activities for the first half of 2007 was $2.5 million, consisting of $0.3 million for the net tax effect of stock issuances and $2.2 million for the payment of dividends. Cash used for financing activities for the first half of 2006 was $0.5 million, consisting of $1.1 million in dividends paid offset by $0.6 million in cash and tax benefit received from option holders upon the exercise of outstanding stock options.

Income Taxes: Income tax expense of $1.0 million for the second quarter of 2007 reflected an effective rate of 35%, compared to $1.6 million, or an effective rate of 38%, for the second quarter of 2006, with the decreased effective rate in 2007 being a function of the marginal tax rates applicable to lower levels of taxable income. Income tax expense of $2.2 million for the first half of 2007 reflects and effective tax rate of 37%, compared to $2.4 million and 34% in the first half of 2006. The reduced effective rate in 2006 was the result of a reduction in the deferred tax valuation allowance during the first quarter of that year.

Business Development and Backlog:  During the second quarter of 2007, the Company signed $7.1 million in new and extended business. Total contract signings for the first half of 2007 was $22.4 million.  At June 30, 2007, the Company had contracts totaling $8.6 million in its backlog, all of which is to be recognized as revenue in the last half of 2007. Backlog does not include extensions or option periods, and therefore does not always represent the full scope of the clients’ commitment to Thomas Group. However, backlog does accurately represent the portion that has been contracted for in writing.

***

Thomas Group, Inc. (NasdaqGM:TGIS) is an international, publicly traded operations and process improvement firm.  Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability.  Known as The Results CompanySM, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise.  Thomas Group has offices in Dallas, Detroit, and Hong Kong.  For additional information on Thomas Group, Inc., please go to www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s filings from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2006.  Except as required by law, the Company expressly disclaims any intent or obligation to update any forward looking statements.

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THOMAS GROUP, INC.
Selected Consolidated Financial Data
(Amounts stated in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Consulting revenue before reimbursements	$13,808	$15,415	$28,491	$28,609
Reimbursements	150	155	373	257
Total revenue	13,958	15,570	28,864	28,866
Cost of sales before reimbursable expenses	6,731	6,987	13,929	13,783
Reimbursable expenses	150	155	373	257
Total cost of sales	6,881	7,142	14,302	14,040
Gross profit	7,077	8,428	14,562	14,826
Selling, general and administrative	4,313	4,381	8,974	7,817
Operating income	2,764	4,047	5,588	7,009
Interest income, net	142	67	246	122
Income from continuing operations before income taxes	2,906	4,114	5,834	7,131
Income taxes	1,024	1,567	2,154	2,408
Income from continuing operations	1,882	2,547	3,680	4,723
Loss on discontinued operations, net of related income taxes	—	3	—	3
Net income	$1,882	$2,544	$3,680	$4,720

Earnings per share:
Basic:
Income from continuing operations	$0.17	$0.24	$0.34	$0.44
Loss on discontinued operations, net of tax effect	—	—	—	—
Net income	$0.17	$0.24	$0.34	$0.44
Diluted:
Income from continuing operations	$0.17	$0.23	$0.33	$0.43
Loss on discontinued operations, net of tax effect	—	—	—	—
Net income	$0.17	$0.23	$0.33	$0.43

Weighted average shares:
Basic	10,943	10,722	10,940	10,812
Diluted	11,259	10,978	11,277	11,065

Dividends declared per common share	$0.100	$0.075	$0.200	$0.125

THOMAS GROUP, INC.
Selected Consolidated Financial Data
(Amounts stated in thousands)

Selected Geographical Revenue Data
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

North America	$13,926	$15,544	$28,832	$28,836
Asia/Pacific	—	26	—	30
Europe	32	—	32	—
Total Revenue	$13,958	$15,570	$28,864	$28,866

Selected Balance Sheet Data

	June 30, 2007	December 31, 2006
	(Unaudited)	(Audited)
Cash	$10,048	$8,484
Trade accounts receivables	10,055	12,318
Total current assets	22,121	22,064
Total assets	24,875	24,043
Total current liabilities	4,603	5,277
Total liabilities	4,898	5,380
Total stockholders’ equity	$19,977	$18,663